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Phil Terrigno	Mark Macaluso
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ITT Announces New Board of Directors Appointments and $1 Billion Share Repurchase Authorization
STAMFORD, Conn., Oct. 4, 2023 – ITT Inc. (NYSE: ITT) today announced the election of Nazzic Keene and Kevin Berryman to its Board of Directors. The company also announced that its Board of Directors approved a $1 billion share repurchase authorization with an indefinite term. Repurchases under this authorization will begin upon the expiration of the current $500 million authorization.

“We are delighted to appoint to the ITT Board two highly respected, results-driven leaders with long track records of success,” said ITT Chairman of the Board, Timothy H. Powers. “These appointments demonstrate our stated commitment to board refreshment and represent an important step in the continued evolution of director capabilities and skill sets to remain aligned to the strategic and financial direction of ITT.”

“Nazzic brings broad public company experience as CEO of a multi-billion-dollar global organization. She has a demonstrated history of driving growth and change as CEO of SAIC and extensive experience working with its board,” said ITT Chief Executive Officer and President Luca Savi.

“Kevin brings extensive financial and operational experience on a global scale, having served as President and Chief Financial Officer of Jacobs Solutions for the last eight years. His expertise in all aspects of strategy and financial operations will be an invaluable addition to ITT. Both individuals are experienced public company directors, and also bring deep merger and acquisition and integration experience, which will help ITT execute on its capital deployment objectives,” concluded Savi.

The appointment of Mr. Berryman is effective as of Oct. 3, 2023, and the appointment of Ms. Keene is effective as of Oct. 6, 2023. The Board also appointed Mr. Berryman to the Company’s Audit Committee and appointed Ms. Keene to the Nominating and Governance Committee, effective at the time of their elections.

Share Repurchase Authorization
Speaking on the new $1 billion share repurchase authorization, Savi commented, “Today’s announcement provides us the flexibility to continue to prudently build on ITT’s share repurchase activity. Since 2019, we have deployed over $500 million to repurchases of ITT shares, reducing the weighted-average outstanding share count by more than 6% over this time. The repurchase plan is aligned to ITT’s long-term capital deployment priorities and allows our shareholders to benefit from the robust balance sheet and strong financial position of the company.”

About Nazzic Keene
Nazzic Keene retired on Oct. 2 from her position as CEO of Science Applications International Corporation (SAIC), which she held since 2019. SAIC is a $7 billion, Fortune 500, technology integration company serving our nation’s defense, space, civilian and intelligence markets delivering high-end solutions in engineering, digital, artificial intelligence and mission solutions. Prior to this role, Nazzic was Chief Operating Officer and before that, President, Global Markets & Missions, both at SAIC.

Nazzic has extensive public company board experience as part of SAIC and as a board member of Automatic Data Processing, Inc. (ADP) which she joined in 2020 and where she serves as a member of the Audit Committee and Corporate Development and Technology Advisory Committee. Nazzic received her Bachelor of Science in Business Administration at the University of Arizona in Tucson, Arizona.

About Kevin Berryman
Kevin Berryman was most recently the Chief Financial Officer of Jacobs Solutions Inc., a Fortune 500, $15 billion global technical services company, specializing in engineering, design and consulting that operates in over 50 countries and has over 60,000 employees worldwide. As CFO, Kevin was responsible for leading all aspects of strategy and financial operations at Jacobs, and he continues as a special advisor to the company today. Prior to this role, Kevin was Chief Financial Officer of International Flavors and Fragrances, Inc., a $3 billion global manufacturer of flavors and fragrances to consumers in over 100 countries worldwide.

Kevin is also a member of the board of directors of Sealed Air Corporation, where he serves as a member of the Audit Committee and Organization and Compensation Committee. He received his Bachelor of Arts in Economics from Occidental College, and an MBA in Finance and Marketing from the University of California in Los Angeles.

About ITT
ITT is a diversified leading manufacturer of highly engineered critical components and customized technology solutions for the transportation, industrial, and energy markets. Building on its heritage of innovation, ITT partners with its customers to deliver enduring solutions to the key industries that underpin our modern way of life. ITT is headquartered in Stamford, Connecticut, with employees in more than 35 countries and sales in approximately 125 countries. For more information, visit www.itt.com.